Exhibit 10.67

CORONADO BIOSCIENCES INC.

Deferred compensation plan for directors

By a vote of the Coronado Biosciences Inc. Compensation Committee of the Board of Directors, (hereinafter referred to as the “Company”) on the 12th day of March, 2015, the Company has established the Deferred Compensation Plan for Directors (hereinafter referred to as the “Plan”) to allow eligible Directors the opportunity to participate in the Plan and defer all or a portion of their fees or compensation in accordance therewith.

It is the intent of the Company that this Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

I.	ELIGIBILITY

All non-employee members of the Board of Directors shall be eligible to become a participant in this Plan (hereinafter referred to as the “Participant”).

II.	FEES AND COMPENSATION

The fees covered under this Plan shall be any and all amounts paid to the Participant for the Participant’s services, including but not limited to annual fees, meeting fees, and committee fees. Participants may elect to defer up to one hundred percent (100%) of fees and compensation including restricted stock and restricted stock units. The deferred fees covered under this Plan shall be credited to the Participant subject to the election requirement of Subparagraph III (A) below.

III.	DEFERRED COMPENSATION

A.	Election of Participant’s Deferred Compensation:

The Participant shall at the same time as entering into this Plan file a written statement with the Company notifying the Company as to the percent (%) or dollar ($) amount of fees and compensation as defined in Paragraph II that are to be deferred (the “Election Form”). A copy of the Election Form is attached hereto and marked as Exhibit A. The election to defer fees and compensation may only be made for fees and compensation not yet earned as of the date of election. Signed written statements filed under this section, unless modified or revoked, shall be valid for all succeeding years. Any modification or revocation of a signed written statement must be in writing, and shall be effective for calendar years succeeding the year in which the modification or revocation is made.

B.	Payment of Participant’s Deferred Compensation:

At all times, the Participant shall be one hundred percent (100%) vested in the Participant’s Deferred Compensation Account. On the tenth business day of January of the year following a director's termination of service, due to resignation, removal, failure to be re-elected, or retirement, the amount accumulated in the deferred compensation account will be distributed in a lump sum payment in the form of common stock under the 2013 Stock Incentive Plan equal to the number of whole stock units in the account and cash in lieu of any fractional shares.

C.	Investment of Participant’s Deferred Compensation:

A Deferred Compensation Account shall be established for each Participant. The amount of any cash compensation deferred by a non-employee director is converted into a number of stock units, determined based upon the closing price of Company common stock on the date such fees would otherwise have been payable, and is credited the Deferred Compensation Account maintained in his or her name. Deferred restricted stock unit grants are converted on a share-for-share basis on the date such restricted stock units would otherwise have been payable and also credited to the non-employee director's account. The account will be credited with additional stock units, also based on such average market value, upon the payment date for any dividends declared on Company common stock.

IV.	PARTICIPANT’S DEFERRED COMPENSATION ACCOUNT

A.	Unfunded Plan:
	(i)	The Company’s obligation to pay benefits under this Plan is an unfunded and unsecured contractual obligation. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan. The Plan at all times shall be entirely unfunded as such term is defined for purposes of the Employee Retirement Income Security Act (“ERISA”). The Administrator may, however, in its sole discretion at any time make provision for segregating assets of the Company for payment of any benefits hereunder by establishing a trust to hold such assets.
	(ii)	All assets which the Company may acquire to help cover its financial liabilities, whether or not held in trust, are and remain general assets of the Company subject to the claims of its creditors. The Company does not give, and the Plan does not give, any beneficial ownership interest in any asset of the Company to a Participant or his or her Beneficiary. All rights of ownership in any assets are and remain in the Company.
	(iii)	The Company’s liability for payment of benefits shall be determined only under the provisions of this Plan as it may be amended from time to time.

V.	DEATH OF PARTICIPANT

A.	Prior to Commencement of Payments:

In the event of the death of the Participant prior to commencement of payments, within thirty (30) days after the Participant’s death, the Participant’s Deferred Compensation Account balance as of the date of death shall be paid in a lump sum, at the discretion of the Company, to such individual or individuals as the Participant may have designated in the Beneficiary Designation Form (Exhibit B) filed with the Company. In the event no designation is made, the Participant’s account balance shall be paid as set forth herein to the duly qualified executor or administrator of the Participant’s estate.

B.	Subsequent to Commencement of Payments:

In the event of the death of the Participant after commencement of payments but prior to the Participant receiving all payments due the Participant under this Plan, within thirty (30) days after the Participant’s death, the remaining Deferred Compensation Account balance as of the date of death shall be paid in a lump sum to such individual or individuals as the Participant may have designated in writing and filed with the Company. In the event no designation is made, the Participant’s account balance shall be paid as set forth herein to the duly qualified executor or administrator of the Participant’s estate.

VI.	MISCELLANEOUS

A.	Amendment or Revocation:

It is understood that, during the lifetime of the Participant, this Plan may be amended or revoked at any time or times, in whole or in part, by the Company.

B.	Gender:

Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

C.	Effect on Other Company Benefit Plans:

Nothing contained in this Plan shall affect the right of the Participant to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Company’s existing or future compensation structure.

D.	Headings:

Headings and subheadings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

E.	Partial Invalidity:

If any term, provision, covenant, or condition of this Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and this Plan shall remain in full force and effect notwithstanding such partial invalidity.

F.	Continuation as Participant:

Neither this Plan nor the payments of any benefits thereunder shall be construed as giving to the Participant any right to be retained as a member of the Board of Directors of the Company.

G.	Actual Investments:

Each Participant’s Deferred Compensation Account shall be invested only in common stock of Coronado Biosciences Inc.

H.	Section 409A:
(i)	The parties hereby acknowledge and agree that all payments provided by the Company to Participant pursuant to this Plan are intended either to be exempt from Section 409A of the Code, or to be in compliance with Section 409A, and the Plan shall be interpreted to the greatest extent possible to be so exempt or in compliance. If there is an ambiguity in the language of the Plan, or if Section 409A guidance indicates that a change to the Plan is required or desirable to achieve exemption or compliance with Section 409A, Participant agrees to any changes needed to clarify the ambiguity or make such change.
(ii)	If any payments that are required by the Plan are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

(iii)	If any benefit provided to Participant pursuant to this Plan that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Employee is a “specified employee” within the meaning of Section 409A, no payments of any of such benefit shall made for six (6) months plus one (1) day after the Separation Date (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the Separation Date and the New Payment Date shall be paid to the Participant in a lump sum on the New Payment Date.
(iv)	No payment shall be made from this Plan unless there is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

VII.	CORPORATE TRANSACTION

Payment will be accelerated in the event of a Corporate Transaction, as defined in the Stock Plan and made in cash, within five (5) business days after the Corporate Transaction date, in an amount equal to the result of multiplying the deferred stock units credited to the Participant’s account by the fair market value of one share of common stock on the Corporate Transaction date.

VIII.	ADMINISTRATION AND CLAIMS

A.	Plan Administrator:

The Plan Administrator of this Plan shall be the Company Compensation Committee until its resignation or removal by the Board. As Plan Administrator, the Company Compensation Committee shall be responsible for the management and administration of this Plan. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of this Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Plan and benefits are not paid to the Participant (or to the Participant’s beneficiary(ies) in the case of the Participant’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within sixty (60) days from the date payments are refused. The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Administrator fails to take any action within the aforesaid sixty-day period. If claimants desire a second review they shall notify the Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based. If claimants continue to dispute the benefit denial, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Company and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

Coronado Biosciences, Inc.

By:	/s/ Lindsay A. Rosenwald
Lindsay A. Rosenwald, M.D., CEO

EXHIBIT A

CORONADO BIOSCIENCES INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

ANNUAL DEFERRAL ELECTIONS

Eligibility/Election to Defer

I understand that under the Deferred Compensation Plan for Directors (“Plan”) I am eligible to defer:

•	All or a portion of the cash retainer fees payable to me for the 2015 calendar year; and
•	All or a portion of the restricted stock shares or units that are granted to me during the 2015 calendar year under the Company’s 2013 Stock Incentive Plan, as amended.

I understand that to the extent I choose not to make any of the deferrals described above:

•	Any cash retainer fees that I receive for the 2015 calendar year will be taxable income to me when such fees are paid;
•	As the restricted stock shares granted to me during the 2015 calendar year vest, I will have taxable income in an amount equal to the fair market value of the Company’s common stock on the date of vesting; and
•	As the restricted stock units granted to me during the 2015 calendar year vest and the underlying common stock is issued to me, I will have taxable income in an amount equal to the fair market value of the Company’s common stock on the date of issuance.

Deferral Election – Cash Retainer Fees (Please check the applicable box)

☐ I do not wish to defer payment of any of my cash retainer fees for the 2015 calendar year. (Please skip to the section titled “Deferral Election – Restricted Stock Units” below)

☐ I wish to make the deferral election below with respect to my cash retainer fees for the 2015 calendar year.

Amount of Deferral

I hereby elect to defer payment of my cash retainer fees for the 2015 calendar year as follows (please check the applicable box and provide the related information):

☐	The following percentage of the cash retainer fees: ______% (must be a multiple of 5%)
☐	The following dollar amount: ______% (must be a multiple of $1,000)

Deferral Election – Restricted Stock Units (Please check the applicable box)

☐	I do not wish to defer payment of any portion of the restricted stock shares or units granted to me during the 2015 calendar year.
☐	I wish to make the following deferral election with respect to the restricted stock share or units granted to me during the 2015 calendar year.

Amount of Deferral

I hereby elect to defer payment of the following number of restricted stock shares and units granted to me during the 2015 calendar year (please check the applicable box and provide the related information):

☐ The following percentage of the restricted stock shares or units: ______% (must be a multiple of 5%)

☐ The number of restricted stock shares or units with an aggregate fair market value, as measured on the award date, of $_____________ (must be multiple of $1,000 with any fractional units resulting from such election to be rounded up to the next whole unit).

Additional Conditions Governing My Deferral Elections

I understand that:

A.	The foregoing elections must be filed with the Company on or before March 31, 2015.

B.	The foregoing election shall only apply to cash retainer fees payable and restricted stock shares and units granted from and after the effective date of this election.

C.	The foregoing elections will remain in effect for future calendar years unless and until I make timely new elections. Any modification or revocation of a signed written statement must be in writing, made one (1) year prior to receiving benefits hereunder, and shall be effective for calendar years succeeding the year in which the modification or revocation is made.

D.	All deferrals will be credited to my account under the Plan as deferred stock units and will be paid to me (or to my beneficiary in the event of my death) in a lump sum, on the tenth business day of January of the calendar year following the calendar year in which my service as a director of the Company ends for any reason, in shares of the Company’s common stock equal to the number of deferred stock units credited to my account (with any fractional deferred stock unit paid in cash based on the fair market value of one share of common stock on the payment date).

E.	Payment will be accelerated in the event of a Corporate Transaction of the Company, as defined in the Stock Plan and made in cash, within five (5) business days after the Corporate Transaction date, in an amount equal to the result of multiplying the deferred stock units credited to my account by the fair market value of one share of common stock on the Corporate Transaction date.

ACKNOWLEDGEMENT

I understand and agree that my elections are subject to the provisions of the Plan. I also understand that my elections are irrevocable for the 2015 calendar year unless a new election is made on or prior to March 31, 2015.

Date	Signature

Name of Director

EXHIBIT B

CORONADO BIOSCIENCES INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

BENEFICIARY DESIGNATION FORM

The undersigned, a director of Coronado Biosciences, Inc., hereby designates the person or persons named below to receive the value of my interest under the 2015 Deferred Compensation Plan for Directors in the event of my death. This designation supersedes all other previous designations.

I understand that (1) if I have more than one primary beneficiary, my vested account balance will be divided as I specify below; (2) if a beneficiary predeceases me, his/her share of the assets will be reallocated proportionately to any surviving primary beneficiaries; (3) contingent beneficiaries will receive benefits only if there is no surviving primary beneficiary; and (4) if a contingent beneficiary predeceases me, his/her share of the assets will be reallocated proportionately to surviving contingent beneficiaries.

	Full Name	Relationship
Primary Beneficiary(ies)			%
%

Contingent Beneficiary(ies)			%
%

Date: _______________

Signature:

Name of Director:

(Please print)

Important Note: This is the Beneficiary Designation for the new Deferred Compensation Plan. It does not apply to any other plans or benefits.